Announcement of Management Changes and Appointment of Chief Financial Officer

BRENTWOOD, Tenn., April 9, 2020 - Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) and Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) today announce the following organizational and management changes along with appointment of a new Chief Financial Officer (CFO).

Appointments & Management Changes:

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Mr. Reuven Spiegel will be appointed EVP and assume the role of CFO following the departure of Assi Ginzburg in May. Mr. Spiegel has served as a member of the Board of our general partner since July 2014, as a member of the Audit Committee and Conflicts Committee since September 2014 and as a member of the EHS Committee since its inception in October 2016. Prior to joining the Board, Mr. Spiegel served as Chief Executive Officer of Israel Discount Bank Ltd. (TASE: DSCT) from 2011 through 2014 where he had previously held the position of Executive Vice President from 2001 through 2005. Mr. Spiegel also served as Chief Executive Officer of IDB Bank of NY from 2006 to 2010. He also has experience as an executive in the real estate industry. Mr. Spiegel will maintain his position on the Board of DKL and Assi Ginzburg will assist in transitioning responsibilities to Mr. Spiegel through first quarter results.

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Mr. Avigal Soreq will assume the role of EVP and Chief Operating Officer (COO) of DK and DKL. Mr. Soreq will maintain responsibility of the commercial group, while also overseeing economics and planning and DKL operations.

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Mr. Fred Green will assume the role of EVP of Corporate Development. Mr. Green will continue playing an instrumental role in multiple aspects of the business including capital projects and ongoing interaction with investors and stakeholders.

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Ms. Regina Jones, DK and DKL’s current EVP, General Counsel and Corporate Secretary, has elected to leave the company to pursue other opportunities. Ms. Jones will remain with the company to ensure a smooth transition to the newly appointed General Counsel and Corporate Secretary announced below.

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Ms. Abby Yates will immediately assume the role of EVP, General Counsel and Corporate Secretary. Ms. Yates was General Counsel, Chief Compliance Counsel and SVP, HR of EthosEnergy, a joint venture between Siemens and Wood Group, for 6 years. Prior to this, Ms. Yates spent 10-years working within Wood Group, first as Senior Litigation Counsel and then as Divisional Counsel to the gas turbine services division. She began her career with Morgan Lewis in Philadelphia and worked for Bracewell LLP and Schlumberger in Houston. Ms. Yates received her law degree from Temple Law School and was admitted to the bar in 1993.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US and Delek Logistics stated “I’m pleased to announce these organizational updates that will align our company for success into the future. Reuven Spiegel is well equipped to assume the role of CFO with vast knowledge of our company, through serving on the DKL Board, along with substantial experience in the financial arena, having previously served as CEO of a publicly traded bank. Avigal Soreq and Fred Green have made significant contributions to Delek’s growth over the last several years and we look forward to their ongoing leadership. I would also like to welcome Abby Yates to Delek. She brings a strong legal background and a wealth of experience in the industry. I would also like to thank Regina Jones for her support and leadership. She has been an integral part of our executive team and we wish her well in her new endeavors.”

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics. Delek US and its affiliates also own approximately 71 percent (including the 2 percent general partner interest) of Delek Logistics. Delek Logistics is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business operates approximately 258 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Projected distributable cash flow, forecasted annualized EBITDA, forecasted annualized net income and other statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. Investors are cautioned that the following important factors, among others, may affect these forward-looking statements: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; risks related to exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; risks and uncertainties related to the effects of the COVID-19 pandemic; gains and losses from derivative instruments; management's ability to execute its strategy of growth, including risks associated with acquisitions and dispositions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the geographic areas in which we operate; and other risks described in Delek US”s and Delek Logistics’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. Neither Delek US nor Delek Logistics undertakes any obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which they become aware of, after the date hereof, except as required by applicable law or regulation.

Investor Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407